     As filed with the Securities and Exchange Commission on August 31, 2001

                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                               ________________

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ________________

                            CNB FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                       Pennsylvania                                      25-1450605
                 (State of incorporation)                     (I.R.S. Employer Identification No.)

    1 South Second Street, Clearfield, Pennsylvania 16830               (814) 765-9621
    (Address of registrant's principal executive offices)             (Telephone number)

                               ________________

                             JOSEPH B. BOWER, JR.
                           CNB Financial Corporation
                             1 South Second Street
                        Clearfield, Pennsylvania 16830
                                (814) 765-9621
           (Name, address and telephone number of agent for service)

                                   Copy to:
                            MICHAEL M. LYONS, Esq.
                        Klett Rooney Lieber & Schorling
                         40th Floor, One Oxford Centre
                        Pittsburgh, Pennsylvania 15219
                               ________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the filing of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================

                                                                          Proposed            Proposed
                                                      Amount              maximum             maximum
            Title of securities                       to be            offering price        aggregate           Amount of
             to be registered                       registered           per share*        offering price*    registration fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value per share            150,000 shs.            $19.39            $2,908,500             $728.00
==================================================================================================================================

* Estimated in accordance with Rule 457(c) solely for the purpose of computing the registration fee, based on the average of the high and low prices for August 29, 2001 as reported in the Nasdaq National Market.

--------------------------------------------------------------------------------
                                  PROSPECTUS
--------------------------------------------------------------------------------

                           CNB FINANCIAL CORPORATION

                 Dividend Reinvestment and Stock Purchase Plan

          This Prospectus relates to the offer and sale by CNB Financial Corporation (sometimes referred to herein as the "Company") of its Common Stock, $1.00 par value per share, to its shareholders pursuant to the Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan provides shareholders a convenient and economical way to reinvest cash dividends in additional shares of Common Stock as well as purchase additional shares of Common Stock with optional cash payments. Optional cash payments may not be less than $250 per payment or more than $25,000 per calendar year. The Plan is administered by County National Bank, a wholly-owned subsidiary of the Company, as trustee (the "Trustee").

          Cash dividends are ordinarily paid on or about the 15th day of March, June, September and December of each year, and optional cash payments may be made at any time accompanied by the appropriate cash payment form. Common Stock to be purchased with cash dividends or optional cash payments will be purchased either directly from the Company or in the open market by an independent Agent appointed by the Company. When Common Stock is to be purchased from the Company, the Investment Date for cash dividends will be the dividend payment date, and the Investment Date for optional cash payments will be weekly, usually on Wednesdays; the purchase price per share will be the average of the closing bid and ask quotations on the Investment Date as reported by NASDAQ. When Common Stock is to be purchased in the open market, the Investment Date for cash dividends will be as soon as practicable on or following the dividend payment date, and the Investment Date for optional cash payments will be weekly, usually on Wednesdays; the purchase price per share will be the average of the prices actually paid for the shares by the Agent, including brokerage commissions. The Investment Date may be delayed if necessary or advisable under any applicable securities or other laws. During a week when a cash dividend is paid, the Investment Date for optional cash payments will be the same as the Investment Date for that dividend.

          Shareholders may participate in the Plan by completing an Authorization Card and returning it to the Trustee. See Questions 6 and 4 in "Description of the Plan." Shareholders who do not wish to participate in the Plan need to do nothing and will continue to receive their cash dividends, if and when declared, as usual.

          The shares of Common Stock offered by this Prospectus are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency. Neither the Company nor County National Bank has guaranteed the shares being offered. There can be no assurance that the trading price of the Common Stock will not decrease at any time.

          The Common Stock is traded in the over-the-counter market and is quoted in the Nasdaq National Market (Symbol: CCNE). The Company's executive offices are located at 1 South Second Street, Clearfield, Pennsylvania 16830 and its telephone number is (814) 765-9621.

                               ________________


        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR THE FEDERAL
         DEPOSIT INSURANCE CORPORATION, THE OFFICE OF THE COMPTROLLER
            OF THE CURRENCY OR ANY STATE SECURITIES COMMISSION HAS
                APPROVED OR DISAPPROVED OF THESE SECURITIES OR
                 PASSED UPON THE ADEQUACY OR ACCURACY OF THIS
                     PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                The date of this Prospectus is August 31, 2001.

                             AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and in accordance therewith we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such material can be inspected and copied at the public reference facilities maintained by the Commission at 450 5th Street, N.W., Washington, D.C. 20549 and at its regional offices located at 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

         This Prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended, omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. The Registration Statement, including the exhibits filed or incorporated by reference as a part thereof, may be inspected without charge at the public reference facilities of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

         The Commission maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers who file electronically with the Commission, such as the Company. The address of that site is http://www.sec.gov. Our web site address is http://www.bankcnb.com.
             ------------------


                           CNB FINANCIAL CORPORATION

         We are a Bank Holding Company registered under the Bank Holding Company Act of 1956, as amended. In 1984 we acquired all of the outstanding capital stock of County National Bank (the "Bank"). We are subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve System. In general, we are limited to owning or controlling banks and engaging in such other activities as are properly incidental thereto. We are currently engaged in two nonbanking activities through our wholly owned subsidiaries CNB Investment Corporation, which was formed in November 1998 to hold and manage investments, and County Reinsurance Company, which was formed in June 2001. We do not currently engage in any other business activities.

         The Bank is a nationally chartered banking institution incorporated in 1934. The Bank's Main Office is located at 1 South Second Street, Clearfield, (Clearfield County) Pennsylvania. The Bank's primary marketing area consists of the Pennsylvania Counties of Clearfield, Elk (excluding the Townships of Millstone, Highland and Spring Creek), McKean, Cambria and Cameron. It also includes a portion of western Centre County including Philipsburg Borough, Rush Township and the western portions of Snow Shoe and Burnside Townships and a portion of Jefferson County, consisting of the boroughs of Brockway, Falls Creek, Punxsutawney, Reynoldsville and Sykesville, and the townships of Washington, Winslow and Henderson. In addition to the Main Office, the Bank has 18 full-service branch offices and 1 limited service branch facility located in various communities in its market area. The Bank is a full-service bank engaging in a full range of banking activities and services for individual, business, governmental and institutional customers. These activities and services principally include checking, savings, time and deposit accounts; real estate, commercial, industrial, residential and consumer loans; and a variety of other specialized financial services. Its Trust Division offers a full range of client services. The Bank is subject to supervision and examination by applicable federal and state banking agencies, including the Office of the Comptroller of the Currency. In addition, the Bank is insured by and subject to some or all of the regulations of the Federal Deposit Insurance Corporation and is also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types, amounts and terms and conditions of loans that may be granted, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Bank. In addition to the impact of regulation, the Bank is affected significantly by the actions of the Federal Reserve Board, including actions taken with respect to interest rates as it attempts to control the money supply and credit availability in order to influence the economy.

                            DESCRIPTION OF THE PLAN

         The following questions and answers generally describe the provisions of the Plan.

Purpose

1.  What is the purpose of the Plan?

         The Plan allows existing shareholders an easy and convenient method of acquiring shares of Common Stock. Existing shareholders can purchase additional shares of stock by investing cash dividends and by making optional cash payments. Beneficial owners of shares of Common Stock whose shares are registered in names other than their own can have their cash dividends reinvested by requesting their nominees or other holders of record to participate in the Plan on their behalf. Since the shares of the Common Stock purchased under the Plan are acquired from us, we receive additional funds for general corporate purposes.

Advantages and Disadvantages

2.  What are the advantages of the Plan?

     . Shareholders may purchase additional shares of Common Stock by having all or part of their cash dividends automatically reinvested and by making optional cash payments of not less than $250 per payment or more than $25,000 per calendar year.

     . The Trustee, the administering agent of the Plan, assures safekeeping of shares of Common Stock credited to a Plan account and provides regular statements of such account. Therefore, shareholders avoid the cumbersome safekeeping of certificates of shares of Common Stock credited to their Plan accounts.

     . Investors who have an Individual Retirement Account or who set up an IRA with a third party may enroll in the Plan and purchase shares through the Plan. The Trustee, however, cannot establish or administer an IRA. That must be done through another entity.

3.  What are the disadvantages of the Plan?

         No interest is paid on optional cash payments held by the Trustee pending investment. Participants have no control over the share price or the timing of the sale or purchase of Plan shares. Participants cannot designate a specific price or a specific date at which to purchase or sell Common Stock. In addition, Participants will not know the exact number of shares purchased and the prices paid until after the applicable Investment Date. (See Question 18.)

Administration

4.  Who administers the Plan?

         We have designated the Trustee as our agent to administer the Plan, maintain records, send statements of accounts to Participants and perform other duties relating to the Plan. Shares of Common Stock purchased under the Plan are held by the Trustee as agent for Participants and registered in the name of the Trustee or its nominee. If Participants desire to hold their shares personally, the Trustee will issue a stock certificate in the name of the shareholder upon request. The Trustee also serves as Transfer Agent for the Common Stock.

         All communications regarding the Plan should be sent to the Trustee addressed as follows:

                             County National Bank
                             Attn: Dividend Reinvestment
                             PO Box 42
                             Clearfield, PA 16830

         Participants should furnish Plan account numbers in their correspondence. Inquiries may be made to the Trustee by telephone at 1-800-407-6554.

Participants

5.  Who is eligible to participate?

         All individuals, corporations, partnerships, other business associations and holders of record of shares of Common Stock are eligible to participate in the Plan, provided participation is not prohibited by any laws or regulations. In order to be eligible to participate, beneficial owners of shares of Common Stock whose shares are registered in names other than their own (for example, shares registered in the name of a broker or a bank nominee) must become holders of record by having all or a portion of those shares transferred into their names. Or, they can request such nominees or other holders of record to participate in the Plan on their behalf. Individuals having established IRA accounts with a third party may participate in the Plan.

6.  How does an eligible shareholder become a Participant?

         An eligible shareholder may join the Plan at any time by completing an Authorization Card and returning it to the Trustee. An Authorization Card may be obtained by contacting the Trustee. (See Question 4)

7.  When do investments begin under the Plan?

         Dividend payment dates ordinarily occur on or about the 15th day of March, June, September and December. The record date for determining shareholders who are eligible to receive dividends normally precedes the dividend payment date by about two weeks.

         If the Trustee receives an Authorization Card specifying reinvestment of dividends at least three business days before the record date of a dividend payment, reinvestment commences with that dividend payment. If the Authorization Card is received after that date, reinvestment of dividends under the Plan begins with the dividend payment following the next record date.

         Optional cash payments by Participants are invested as specified in Questions 12 and 13.

8.  What does the Authorization Card provide?

         The Authorization Card provides for the purchase of shares of Common Stock through the following options:

     . Full Dividend Reinvestment. If the "Full Dividend Reinvestment" box is checked, the Trustee will apply all of a Participant's cash dividends on shares of Common Stock, as well as on all shares of Common Stock credited to the Participant's Plan account, to the purchase of additional shares of Common Stock.

     . Partial Dividend Reinvestment. If the "Partial Dividend Reinvestment" box is checked, the Trustee will reinvest dividends on the number of shares indicated by the Participant, as well as dividends on all shares of Common Stock credited to the Participant's Plan account, and will pay any remaining dividends in cash.

     . Cash Payments Only. If the "Cash Payments Only" box is checked, the Trustee will apply any optional cash payments and any dividends on shares credited to the Participant's Plan account to the purchase of additional shares of Common Stock. Cash dividends on shares of Common Stock registered in the Participant's name other than in his or her Plan account will be paid to the Participant in cash.

         If the participant does not check any box on the Authorization Card, then full dividend reinvestment will be assumed.

9.  May Participants reinvest dividends on less than all shares?

         Except for dividends on shares of Common Stock in a Participant's Plan account, which are reinvested automatically, Participants may elect to reinvest all or part of the dividends on shares of Common Stock by designating their intentions on the Authorization Card.

10. May Participants change the method of participation?

         At any time, Participants may change their investment options by completing a new Authorization Card and returning it to the Trustee. If the Participant elects to participate through the full or partial dividend reinvestment feature but later decides to change the number of shares on which cash dividends are being reinvested or to participate through the optional cash payments feature only, the Trustee must receive an Authorization Card indicating the change at least three business days before the record date of a dividend payment. If the Authorization Card is received after that date, the change will not be effective until the dividend payment following the next record date.

Costs

11. Who will pay the costs of administering the Plan?

         We will pay all costs of administering the Plan, except for brokerage commissions on purchases of Common Stock in the open market. Such commissions are expected to range from three cents to seven cents per share.

Optional Cash Payments

12. How are optional cash payments made?

         Optional cash payments may be made by check or money order, or by automatic bank draft. A shareholder may make an initial optional cash payment when enrolling in the Plan by enclosing a check (made payable to County National
Bank) with the Authorization Card. Thereafter, Participants may make optional cash payments through the use of cash payment forms sent to Participants as part of their account statements. Participants may also authorize the Trustee to automatically draft their checking, savings or other account in any financial institution that participates in the Automated Clearing House system. The Trustee can furnish draft authorization cards and additional information to Participants.

         Optional cash payments, which are made by check or money order, need not be in the same amount each time and there is no obligation to make optional cash payments regularly. However, should Participants elect to make optional cash payments through automatic bank draft, the draft must be in the same amount. The draft will continue until the Participant notifies the Trustee in writing to change the amount automatically drafted or terminate the bank draft.

         The Trustee must receive optional cash payments at least three business days prior to an Investment Date in order to be invested on that date. (See Question 16.) Optional cash payments received by the Trustee less than three business days before an Investment Date will be held until the following Investment Date. No interest is paid on optional cash payments.

13. What are the limitations on making optional cash payments?

         Optional cash payments may not be less than $250 per payment or more than $25,000 per calendar year. We reserve the right to direct the Trustee to refuse any optional cash payments that in the aggregate exceed $25,000 per calendar year with respect to the aggregate of all of a Participant's Plan accounts. In such event, the Trustee will return the excess tendered amount of optional cash payments to the Participant. The minimum and maximum amounts of optional cash payments may be changed (or optional cash purchases may be eliminated) at CNB Financials' discretion upon sending Plan participants prior written notice.

Purchases

14. What is the source of shares of Common Stock under the Plan?

         Shares of Common Stock needed to meet the requirements of the Plan will either come from our authorized and unissued shares (including treasury stock) or from shares purchased in the open market by an independent agent. The Plan limits us from changing our determination regarding the source of shares to not more than once in any three-month period.

15. When are shares of Common Stock purchased under the Plan?

         In the event the Agent purchases shares of common stock from CNB Financial, dividends will be reinvested on the dividend payment date. In the event the Agent purchases shares of common stock on the open market, dividends will be reinvested at such times as the Agent may determine as soon as practicable on or following the dividend payment date or such later date as may be necessary or advisable under any applicable securities or other laws.

         The Investment Date for optional cash payments are weekly, usually on Wednesdays. If the normal Investment Date is not a business day, the Investment Date is the next business day. During a week when a dividend payment is made, the Investment date for optional cash payments is the same date.

         Shares purchased under the Plan belong to the Participant on the Investment Date. However, for federal income tax purposes, the holding period for such shares begins on the following day.

16. What is the price of shares of Common Stock purchased under the Plan?

         The price of shares of common stock purchased with reinvested cash dividends and optional cash payments, if any, will be the market price of the common stock. For shares acquired directly from CNB Financial, the market price of the common stock for purposes of this Plan is the average of the closing bid and ask quotations for a share of common stock on the dividend payment date, or the Investment Date in the case of voluntary cash purchases, as reported by NASDAQ. For shares acquired in the open market, the market price of the common stock is the average of the price actually paid for such shares, including brokerage commissions, purchased by the Agent.

17. How many shares of Common Stock are purchased for Participants?

         The number of shares purchased for a Participant's account is equal to the amount of the Participant's dividends being reinvested plus the amount of any optional cash payments divided by the purchase price of the shares. Each Plan account is credited with that number of shares, including fractions computed to four decimal places. The Plan does not provide for Participants or Initial Investors to purchase a specific number of shares.

Reports to Participants

18. What reports are sent to Participants?

         Shareholders who participate in the Plan only through the reinvestment of dividends receive quarterly statements of their accounts. Shareholders that participate through the investment of optional cash payments receive statements when cash investments are made. These statements of account show any cash dividends reinvested and any cash payments received, the number of shares purchased, the purchase price for the shares and the mean of the high and low sales prices on the Investment Date, the number of Plan shares held for the Participant by the Trustee, the number of shares registered in the name of the Participant reinvesting dividends, and an accumulation of the transactions for the current calendar year to date. Statements are mailed as soon as practicable after each Investment Date. These statements are a Participant's continuing record of the cost of purchases of shares of Common Stock under the Plan, and the last cumulative statement of the year should be retained for tax purposes.

         In addition, each Participant receives copies of all communications sent to shareholders generally, including annual reports, notices of annual meetings and proxy statements and income tax information for reporting dividends paid.

Issuance of Certificates

19. Are certificates issued for shares of Common Stock purchased under the Plan?

         Unless requested in writing by a Participant, certificates for shares of Common Stock purchased under the Plan are not issued to the Participant. However, certificates for any number of whole shares credited to a Participant's account will be issued in the Participant's name without charge upon written request of the Participant; provided, however, that any request received from reinvestment Participants between a dividend record date and Investment Date for that dividend will not be effective until after the dividend is reinvested under the Plan. Certificates representing fractional share interests will not be issued under any circumstances.

         A request for issuance of Plan shares, including issuance of all of the shares in a Participant's account, does not constitute a termination of participation in the Plan by the Participant. Termination may be effected only through the delivery to the Trustee of a notice of termination. (See Question 26.)

20. In whose name are certificates issued?

         Accounts under the Plan are maintained in the names in which certificates of the Participants were registered at the time they entered the Plan. Consequently, certificates for whole shares issued upon the request of Participants are issued in the same names.

Dividends on Fractions of Shares

21. Are Participants' Plan accounts credited with dividends on fractions of shares?

         Participants receive credit for the amount of dividends attributable to fractions of shares in their Plan accounts. These dividends are reinvested automatically.

Withdrawal of Shares in Plan Accounts

22. How may shares be withdrawn from the Plan?

         Participants may withdraw Plan shares credited to their accounts by notifying the Trustee in writing specifying the number of shares to be withdrawn. Certificates for whole shares of Common Stock so withdrawn will be issued to and registered in the name of the Participant. Certificates representing fractional share interests will not be issued under any circumstances.

23. Will dividends on shares withdrawn from the Plan continue to be reinvested?

         If Participants have authorized reinvestment of dividends on all shares, cash dividends on shares withdrawn continue to be reinvested. If, however, dividends on only part of the shares are being reinvested, the Trustee continues to reinvest dividends on only the number of shares specified on the Authorization Card unless the Trustee receives a new Authorization Card specifying a different number of shares.

24. Will dividends on Participants' Plan shares continue to be reinvested if Participants sell or transfer the Common Stock registered in their name?

         Even if Participants sell or transfer all of the shares of Common Stock registered in their name, the Trustee continues to reinvest dividends on the Plan shares until the Trustee receives a written request for withdrawal from the Plan.

Termination of Participation

25. How do Participants terminate participation in the Plan?

         Participants may terminate participation in the Plan at any time by notifying the Trustee in writing. A participant's notice of termination takes effect when the Trustee receives the notice; however, for a Participant reinvesting dividends, if the Trustee receives the notice of termination on or after the fifth business day preceding a dividend record date, that cash dividend will be reinvested to the Participant's account. The account then will be terminated and all subsequent dividends will be paid to the Participant. Any optional cash payment received before the Trustee receives the notice of termination will be invested for the Participant's account unless the Participant specifically requests return of the payment prior to two days before the Investment Date.


26. What happens when Participants terminate participation in the Plan?

         When Participants terminate participation in the Plan by providing the Trustee with a written notice of termination, or upon termination of the Plan, certificates for whole shares credited to a Participant's account will be issued to the Participant and a cash payment will be made for any fractional share interests. However, in the Participant's notice of termination of participation, the Participant may direct the Trustee to sell all full and fractional share interests held in the account. Within ten business days or as soon as practicable after the receipt of notice of termination, such sales will be made through an independent brokerage organization. The terminating Participant will pay any brokerage commissions, fees, transfer and other taxes and other transaction expenses in connection with such sales. The proceeds of the sale, net of such expenses, will be sent to the Participant as soon as practicable after settlement of the sale.

         Dividends paid after termination of participation in the Plan will be paid in cash directly to the former Participant. Former Participants may become Participants in the Plan again at any time by signing a new Authorization Card and returning it to the Trustee.

Sale of Plan Shares

27. May Participants' Plan shares be sold?

         Participants may sell all or part of the shares of Common Stock held in the Plan in either of two ways. First, the Participant may request certificates for full shares and arrange for the sale of these shares through a securities broker of the Participant's choice. Alternatively, within ten days after receipt of written instructions, the Trustee will sell all or any portion of the shares held by the Trustee for the Participant. The Trustee will sell such shares through independent securities brokers selected in its sole discretion. The Participant will be charged brokerage commissions, fees, transfer and other taxes and other transaction expenses, which amounts will be deducted from the cash proceeds paid to the Participant. Shares being sold for the Participant may be aggregated with those of other Plan Participants who have requested sales. In that case, the Participant will receive proceeds based on the average sales price of all shares sold, less a pro rata share of brokerage commissions, fees, transfer and other taxes and other transaction expenses. The proceeds of the sale, net of such expenses, will be sent to the Participant as soon as practicable after settlement of the sale.

Risk to Participants

28. Does participation in the Plan involve risk?

         The Plan itself creates no risk. The risk to Participants is the same as with any other investment in shares of Common Stock. Since purchase prices are established on the Investment Date, a Participant loses any advantage otherwise available from being able to select the timing of investments. Participants should recognize that neither CNB Financial Corporation nor the Trustee could assure a profit or protect against a loss on shares of Common Stock purchased under the Plan.

Stock Dividends or Stock Splits; Rights Offering

29. What happens if we issue a stock dividend, declare a stock split or have a rights offering?

         Any stock dividend or split will be credited to Participants' Plan accounts based on the number of shares, including fractional share interests, held in such accounts on the record date for such stock dividend or split. In the event we make available to shareholders rights to purchase additional shares of Common Stock or other securities, such rights will be made available to Participants based on the number of shares, including fractional share interests to the extent practicable, held in their Plan accounts on the record date established for determining shareholders who are entitled to such rights.

Voting Rights

30. How are Participants' shares voted at meetings of shareholders?

         Participants receive a proxy indicating the total number of shares of Common Stock held, including shares registered in their name and shares credited to their Plan account. If the proxy is returned properly signed and marked for voting, all the shares covered by the proxy will be voted as marked. If the proxy is returned properly signed but with no instructions on how the shares are to be voted, all of the Participant's shares will be voted in accordance with the recommendations of the Board of Directors. If the proxy is not returned or if it is returned unexecuted or improperly executed, the Participant's shares will be voted only if the Participant votes in person.

Income Tax Consequences

31. What are some federal income tax consequences of participation in the Plan?

         Participants are deemed to have received dividend income on the Investment Date to the extent that shares of Common Stock are purchased with reinvested dividends. Thus, the full amount of cash dividends used to purchase more Common Stock under the Plan must be reported as dividend income.

         The basis of shares of Common Stock purchased under the Plan, either with reinvested cash dividends or optional cash payments, is the average price paid for the shares, including brokerage commissions, on the Investment Date or, in the case of shares acquired from us, the average of the closing bid and ask quotations on the Nasdaq National Market on the Investment Date. The holding period for such shares begins on the day after the Investment Date.

         Participants will not realize any taxable income when they receive certificates for Plan shares credited to their accounts, whether upon withdrawal from the plan or otherwise. However, upon withdrawal, Participants will receive cash payments for the fractional shares credited to their Plan accounts and may realize a gain or loss. The amount of such gain or loss will be the difference between the amount the Participant receives for the fractional shares and Participant's tax basis for such fractional shares.

         If the Participant is subject to withholding, we will withhold the required taxes from the amount of dividends that would otherwise be reinvested under the Plan. The Trustee will notify the Participant when withholding begins. The amount withheld will be deducted from the amount of the dividend and only the remaining amount will be invested. The amount withheld will be reported to the Participant.

         The selling of shares by a Participant will give rise to capital gain or loss, provided the Participant holds such shares as a capital asset. The amount of any such gain or loss will be the difference between the proceeds received by the Participant, net of commissions and fees, and the Participant's tax basis in such shares. The tax basis of shares acquired under the Plan is equal to the purchase price of such shares.

         The discussion above is only a general discussion of certain federal income tax aspects of an investment in the Plan. Because tax consequences may vary, depending on each Participant's own tax situation, Participants or persons considering participation in the Plan are advised to consult their own tax advisors regarding the tax effect of participation in the Plan, including the application of current and proposed federal, state, local, foreign and other tax laws.

Foreign Shareholders

32. What provision is made for foreign shareholders?

         For foreign shareholders who are Participants and whose dividends are subject to United States income tax withholding laws, an amount equal to the dividends to be reinvested less the amount of tax required to be withheld is applied to the purchase of shares of Common Stock. The statements distributed by the Trustee confirming purchases made for such foreign Participants indicate the amount of tax withheld. Optional cash payments received from foreign shareholders must be in United States dollars and are invested in the same manner as payments from other Participants.

Responsibilities of CNB Financial Corporation and the Trustee

33. What are the responsibilities of CNB Financial Corporation and the Trustee under the Plan?

         Neither the Trustee nor we will be liable for claims arising from any act done in good faith or any good faith omission to act. This includes, but is not limited to, any claim of liability arising out of failure to terminate a Participant's Plan account upon such Participant's death prior to receipt of notice in writing of such death. Neither the Trustee nor we have any duties, responsibilities or liabilities except those expressly set forth in the Plan.

         The payment of dividends is at the discretion of our Board of Directors and will depend upon future earnings, our financial condition and other factors. There can be no assurance as to the declaration or payment of any dividend. Nothing in the Plan obligates us to declare or pay any dividend on our Common Stock.

Custody of Certificates

34. May other Common Stock certificates be deposited with the Trustee under the Plan?

         Participants may deposit any Common Stock certificates now or hereafter registered in their name for credit under the Plan. There is no charge for this service. Because Participants bear the risk of loss in sending stock certificates to the Trustee, it is recommended that certificates be sent by registered mail, return receipt requested, and properly insured. The Participant must provide written instructions to the Trustee directing that the shares be deposited to the Participant's Plan account. Whenever certificates are issued to a Participant, either upon request or upon termination of participation, new, differently numbered certificates will be issued.

Suspension, Modification or Termination of the Plan

35. May the Plan be suspended, modified or terminated?

         While the Plan is intended to continue indefinitely, we reserve the right to suspend or terminate the Plan at any time. We also reserve the right to make modifications to the Plan. We will notify Participants of any such suspension, termination or modification. If the Plan is terminated, any uninvested initial or optional cash payments will be returned to Participants, certificates for shares credited to Plan accounts will be issued and cash payments will be made for any fractional shares credited to such Plan accounts. (See Question 27.)

         We intend to use our best efforts to maintain the effectiveness of the Registration Statement filed with the Commission covering the offer and sale of Common Stock under the Plan. However, we have no obligation to offer, issue or sell Common Stock to Participants under the Plan if, at the time of the offer, issuance or sale, such Registration Statement is for any reason not effective. Also, we may elect not to offer or sell Common Stock under the Plan to Participants residing in any jurisdiction or foreign country where the burden of expense of compliance, with applicable blue sky or securities laws, makes such offer or sale there impracticable or inadvisable. In any of those circumstances, dividends, if and when declared, will be paid in cash and any optional cash payments received from such shareholder will be returned.

                                USE OF PROCEEDS

         The proceeds from the sale of newly issued Common Stock, or shares held in our treasury, pursuant to the Plan will be used for general corporate purposes, including, without limitation, investments in and advances to our subsidiaries.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our By-Laws provide that each person who at any time is or shall have been a director or officer of the Company, or is serving or shall have served at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and his heirs, executors and administrators, shall be indemnified by the Company in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification and that such right of indemnification shall constitute a contract between the Company and each of its directors and officers and shall not be deemed exclusive of other rights to which any director, officer, employee, agent or other person may be entitled in any capacity as a matter of law or under any by-law, agreement, vote of shareholders or directors, or otherwise. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to these provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                                    EXPERTS

         The consolidated financial statements of CNB Financial Corporation and its subsidiaries, incorporated by reference into this Prospectus, have been audited by Crowe, Chizek and Company LLP, independent public accountants, as indicated in their report and are included in this Prospectus in reliance upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL OPINION

         The validity of the Common Stock offered hereby has been passed upon for the Company by its counsel, Klett Rooney Lieber & Schorling, a Professional Corporation, One Oxford Centre, Pittsburgh, Pennsylvania 15219.


                      DOCUMENTS INCORPORATED BY REFERENCE

         Our Annual Report on Form I0-K for the year ended December 31, 2000 and our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2001, filed with the Commission, are incorporated herein by reference. In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus, and prior to the filing of a post-effective amendment to the Registration Statement of which this Prospectus forms a part which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. We will provide without charge to each person, including any beneficial owner, to whom this Prospectus has been delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to CNB Financial Corporation, Attn: Shareholder Relations, 1 South Second Street, Clearfield, PA 16830. Telephone requests should be directed to us at
(814) 765-9621.

                           CNB FINANCIAL CORPORATION

                  Dividend Reinvestment and Stock Purchase Plan

No person is authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer contained herein, and if given or made, such information or representation not contained herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of stock in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.



                                TABLE OF CONTENTS

                                                                                            Page
                                                                                            ----
Available Information...................................................................      2
CNB Financial Corporation...............................................................      2
Description of the Plan.................................................................      3
   Purpose..............................................................................      3
   Advantages and Disadvantages.........................................................      3
   Administration.......................................................................      3
   Participants.........................................................................      4
   Costs................................................................................      5
   Optional Cash Payments...............................................................      5
   Purchases............................................................................      6
   Reports to Participants..............................................................      6
   Issuance of Certificates.............................................................      7
   Dividends on Fractional Shares.......................................................      7
   Withdrawal of Shares in Plan Accounts................................................      7
   Termination of Participation.........................................................      8
   Sale of Plan Shares..................................................................      8
   Risk to Participants.................................................................      8
   Stock Dividends or Stock Splits; Rights Offering.....................................      9
   Voting Rights........................................................................      9
   Income Tax Consequences..............................................................      9
   Foreign Shareholders.................................................................     10
   Responsibilities of CNB Financial Corporation and the Trustee........................     10
   Custody of Certificates..............................................................     10
   Suspension, Modification or Termination of the Plan..................................     10
Use of Proceeds ........................................................................     11
Indemnification of Directors and Officers...............................................     11
Experts.................................................................................     11
Legal Opinion...........................................................................     11
Documents Incorporated By Reference ....................................................     11

                                   PART II.

                    INFORMATION REQUIRED IN THE PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

                  SEC registration fee......................  $   728
                  Printing..................................  $ 4,200*
                  Legal fees................................  $ 6,000*
                  Accounting fees...........................  $   200
                                                              -------
                                                              $11,128
                                                              =======

                  _________________
                  *Estimated

Item 15.     Indemnification of Directors and Officers.

         Article VIII of the registrant's By-Laws provides in part that the directors and officers of the registrant shall be indemnified by the registrant in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania.

Item 16.     Exhibits.

               The following exhibits are filed as part of this registration statement:

               4 - Dividend Reinvestment and Stock Purchase Plan, included in the Prospectus under "Description of the Plan."

               5 - Opinion and consent of Klett Rooney Lieber & Schorling, a
                   Professional Corporation, filed herewith.

              23 - Consent of Independent Auditors, filed herewith.

Item 17.     Undertakings.

         The registrant undertakes to remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the termination of the offering.

         The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Clearfield, Commonwealth of Pennsylvania, on August 28, 2001.

                                 CNB FINANCIAL CORPORATION
                                          (Registrant)

                                 By:    /s/ William F. Falger
                                     -------------------------------
                                        William F. Falger
                                        President and Chief Executive Officer

                                ______________

                               POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints William F. Falger, William A. Franson and Joseph B. Bower, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.

                                ______________

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                       Title                                  Date
---------                                       -----                                  ----
/s/ William F. Falger
------------------------------------
William F. Falger                               Director, President and              August 28, 2001
                                                Chief Executive Officer

/s/ William R. Owens
------------------------------------
William R. Owens                                Director                             August 28, 2001


/s/ Robert E. Brown
------------------------------------
Robert E. Brown                                 Director                             August 28, 2001


/s/ William A. Franson
------------------------------------
William A. Franson                              Director                             August 28, 2001

/s/ Richard D. Gathagan
------------------------------------
Richard D. Gathagan                           Director                               August 28, 2001


/s/ James J. Leitzinger
------------------------------------
James J. Leitzinger                           Director                               August 28, 2001


/s/ Dennis L. Merrey
------------------------------------
Dennis L. Merrey                              Director                               August 28, 2001


/s/ James P. Moore
------------------------------------
James P. Moore                                Director                               August 28, 2001


/s/ Robert C. Penoyer
------------------------------------
Robert C. Penoyer                             Director                               August 28, 2001


/s/ Jeffrey S. Powell
------------------------------------
Jeffrey S. Powell                             Director                               August 28, 2001


/s/ James B. Ryan
------------------------------------
James B. Ryan                                 Director                               August 28, 2001


/s/ Peter F. Smith
------------------------------------
Peter F. Smith                                Director                               August 28, 2001


/s/ Joseph L. Waroquier, Sr.
------------------------------------
Joseph L. Waroquier, Sr.                      Director                               August 28, 2001


/s/ Joseph B. Bower, Jr.
------------------------------------
Joseph B. Bower, Jr.                          Treasurer and Chief                    August 28, 2001
                                              Financial Officer